EXHIBIT 5.1

February 27, 2026

Bruker Corporation

40 Manning Road

Billerica, MA 01821

Re:	Bruker Corporation

Post-Effective Amendment to the Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Bruker Corporation, a Delaware corporation (the “Company”), in connection with its filing of the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-211686) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof with respect to the offer and sale of the Rollover Shares (as defined below) that may be issued in accordance with the Plan (as defined below).

On May 29, 2025, the Company’s stockholders approved the Bruker Corporation 2026 Incentive Compensation Plan (the “Plan”). The Plan became effective on February 19, 2026 (the “Effective Date”), the date immediately following the date on which the Bruker Corporation 2016 Incentive Compensation Plan (the “Prior Plan”) expired. The number of shares of common stock, par value $0.01 per share (the “Common Stock”) authorized for issuance pursuant to the Plan is equal to a maximum of 12,000,000 shares, comprised of (i) 6,000,000 newly-authorized shares (the “Newly Authorized Shares”), plus (ii) any shares that remained available for issuance under the Prior Plan as of immediately prior to the Effective Date and (iii) up to 700,000 shares subject to outstanding grants made under the Prior Plan, which may be reissued under the Plan if the outstanding grants expire, or are terminated, surrendered, cancelled, exchanged, or forfeited for any reason after the Effective Date without issuance of such shares ((ii) and (iii) together, (the “Rollover Shares”). As of the Effective Date, the maximum number of Rollover Shares that may be issued or transferred pursuant to awards under the Plan as a result of applying the formula described in (ii) and (iii) will not exceed 6,000,000 shares of Common Stock.

In connection with this opinion letter, we have examined the Post-Effective Amendment and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Restated Articles of Incorporation, as amended to date, (ii) the Company’s Amended and Restated Bylaws, as amended to date, (iii) certain resolutions of the Board of Directors of the Company relating to the Registration Statement, (iv) the Plan, (v) the Prior Plan, and (vi) such other documents, records and other instruments as we have deemed appropriate for the purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company.

Based upon the foregoing, we are of the opinion, as of the date hereof, that the Rollover Shares that may be issued pursuant to the Plan have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the Plan, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the Federal laws of the United States and the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP